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                                             Exhibit 99

Anadarko Announces Sale of Zero Coupon Debentures
HOUSTON, March 8 /PRNewswire/ -- Anadarko Petroleum Corporation (NYSE: APC - news) today announced that it sold 20-year, zero coupon convertible debentures. The debentures were priced with a zero coupon and zero yield to maturity and a conversion premium of 38 percent and result in gross proceeds to the company of $600 million before any exercise of a $50 million over-allotment option.

The proceeds from the debentures will be used initially to finance costs associated with the previously announced acquisition of Berkley Petroleum and to pay down long term debt.

Each debenture was issued at a price of $1,000 and will not accrue interest. Anadarko has the right to call the debentures after five years for a price equal to the issue price. The debentures are convertible at the option of the debenture holder into shares of Anadarko common stock at a fixed ratio per debenture subject to adjustment. The debenture holder also has the right to put back the debentures at par to Anadarko in March 2002, 2004, 2006, 2011 and 2016.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible debentures and the common stock issuable upon conversion thereof have not been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

On March 8, 2001, Anadarko announced that it sold 20-year, zero coupon convertible debentures. The debentures were priced with a zero coupon and zero yield to maturity and a conversion premium of 38 percent and result in gross proceeds to the company of $600 million before any exercise of a $50 million over-allotment option.

The proceeds from the debentures will be used initially to finance costs associated with the previously announced acquisition of Berkley Petroleum and to pay down long term debt.

Each debenture was issued at a price of $1,000 and will not accrue interest. Anadarko has the right to call the debentures after five years for a price equal to the issue price. The debentures are convertible at the option of the debenture holder into shares of Anadarko common stock at a fixed ratio per debenture subject to adjustment. The debenture holder also has the right to put back the debentures at par to Anadarko in March 2002, 2004, 2006, 2011 and 2016.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible debentures and the common stock issuable upon conversion thereof have not been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.